Exhibit 10.2

MobileIron, Inc.

2018 Non-Executive Bonus Plan

Effective: January 1, 2018

1. Purpose

The MobileIron, Inc. (the “Company”) 2018 Non-Executive Bonus Plan (the “Bonus Plan”) is designed to provide equity-based incentive compensation to the Company’s employees (other than executives). The Bonus Plan is designed to reward the participants for assisting the Company in achieving its operational goals through exemplary performance. The overarching intent in setting and achieving the goals is to build long-term stockholder value.

2. Bonus Plan Year

The Company’s fiscal year (which runs from January 1 through December 31 each year) will be the Bonus Plan Year.

3. Eligibility

All regular full-time employees (other than Vice President level and above employees who are direct reports to the Chief Executive Officer)  who began their employment on or before January 1 of the Bonus Plan Year and who do not participate in any other commission, incentive, bonus or other variable compensation plan are eligible for participation in the Bonus Plan (each a “Participant”). Awards will be pro-rated for employees who began their employment after January 1 in the actual Bonus Plan Year but prior to December 1 in the actual Bonus Plan Year. Part-time and temporary employees are not eligible to participate in the Bonus Plan.

Participants who are otherwise eligible for participation in the Bonus Plan may not earn a bonus for the Bonus Plan Year then in effect if their employment with the Company terminates for any reason prior to the date on which the Compensation Committee approves the bonus share awards for the individual employees, which for the 2018 Bonus Plan Year will be sometime between January 1, 2019 and March 15, 2019.

4. Bonus Awards and Determinations

Each eligible Participant will be assigned a target bonus amount of the Participant’s 2018 base salary determined by the Company (the “Target Bonus”).

Each Participant’s Target Bonus will be based on the achievement by the Company of performance targets for gross billings and non-GAAP operating income achieved in 2018, as well as the achievement by the employee of his or her performance goals or objectives, adjusted upward or downward to the extent that the Company exceeds or does not meet these targets. Bonus payments are conditioned on the Company achieving a minimum percentage threshold of these targets, and funding of the Bonus Plan will scale upward to the extent the Company exceeds these minimum percentages. To the extent that the Company exceeds the performance targets for both gross billings and non-GAAP operating income, Target Bonuses may be increased, subject to a cap of 120% of the Target Bonus, in the sole discretion of the Compensation Committee or the Board, as applicable. Bonuses are to be paid in unrestricted common stock.

The Compensation Committee of the Board will determine (in its sole and absolute discretion) what percentage of the corporate goals have been achieved, and award that percentage of the corporate portion of the Target Bonus.

The Board and the Compensation Committee retains the discretion to adjust awards based upon any other factors determined by the Board or the Compensation Committee, as applicable, to be relevant.

Bonuses are deemed earned as of the date on which the Compensation Committee approves the bonus share awards for the individual employees, which for the 2018 Bonus Plan Year will be sometime between January 1, 2019 and March 15, 2019. As set forth in Section 3, Participants must be employed on the date bonuses are deemed earned to earn a bonus for that Bonus Plan Year. Accordingly, any Participant whose employment terminates (for any reason) during the Bonus Plan Year or prior to the date on which the Compensation Committee approves the bonus share awards for the individual employees (which for the 2018 Bonus Plan Year will be sometime between January 1, 2019 and March 15, 2019) will not be eligible for, and will not earn, a bonus for that Bonus Plan Year (including any partial or prorated bonus).

5. Payment of Awards

Any bonuses that are awarded will be paid (through the issuance of shares of unrestricted stock) no later than March 15th of the year following the Bonus Plan Year for which bonuses have been awarded. All bonuses shall be subject to standard deductions and withholdings.

6. Miscellaneous

This Bonus Plan may be amended, modified or terminated at any time by the Board or the Compensation Committee. It does not confer any rights upon a Participant to remain in service with the Company for any specific duration or otherwise restrict in any way the rights of the Company to terminate a Participant’s service with the Company for any reason, with or without cause or advance notice.

This Bonus Plan contains the entire agreement between the Company and its Participants on this subject, and supersedes all prior bonus compensation Bonus Plans or programs of the Company and all other previous oral or written statements regarding any such bonus compensation programs or Bonus Plans.

This Bonus Plan shall be governed by and construed under the laws of the State of California.